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                                   EXHIBIT 1

                               OPINION OF COUNSEL
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March 11, 1996

Board of Trustees
SAFECO Tax-Exempt Bond Trust
SAFECO Plaza
Seattle, WA   98185

Ladies and Gentlemen:

I have acted as counsel to the Registrant in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 6 to Registration Statement No. 33-53532 on Form N-1A for the shares of the Registrant. I have made such examination of law and have examined such records and documents as in my opinion are necessary or appropriate to enable me to render the following opinion:

1. The Registrant was established by a Trust Instrument dated May 13, 1993, and filed with the Delaware Secretary of State on May 17, 1993. The Trust is at the present time validly existing as a Delaware business trust under the laws of the state of Delaware.

2. The Registrant is authorized to issue an unlimited number of shares of beneficial interest with a par value of $.001 per share which currently represent five series: SAFECO Intermediate-Term Municipal Bond Fund, SAFECO Insured Municipal Bond Fund, SAFECO Municipal Bond Fund, SAFECO California Tax-Free Income Fund, and SAFECO Washington State Municipal Bond Fund.

3. All of the prescribed procedures for the issuance of the shares have been followed, and, when such shares are issued in accordance with the Prospectus contained in the Registration Statement all state requirements relating to such shares will have been complied with.

4. Upon the acceptance of payment for shares issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shares will be legally-issued, fully paid and non-assessable shares of the Registrant.

You may use this letter, or a copy hereof, as an exhibit to the Registration Statement.

Sincerely,


       /s/
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Lizbeth A. Englund
Counsel